Exhibit 99.1

FOR IMMEDIATE RELEASE
Casey’s General Stores, Inc.
One SE Convenience Blvd
Ankeny, IA 50021
Casey's Announces Third Quarter Results
Ankeny, IA, March 7, 2023 - Casey’s General Stores, Inc. ("Casey's" or the "Company") (Nasdaq: CASY) a leading convenience store chain in the United States, today announced financial results for the three and nine months ended January 31, 2023.

Third Quarter Key Highlights

•Diluted EPS of $2.67, up 56% from the same period a year ago. Diluted EPS benefited by $0.31 due to one-time operating expense reduction of approximately $15 million from the resolution of a legal matter.
•Inside same-store sales increased 5.6% compared to prior year, and 13.6% on a two-year stack basis, with an inside margin of 40.6%. Total inside gross profit increased 11.6% to $450.6 million compared to the prior year.
•Same-store fuel gallons were down 0.5% compared to prior year with a fuel margin of 40.7 cents per gallon. Total fuel gross profit increased 10.4% to $262.6 million compared to the prior year.
•Same-store operating expense excluding credit card fees were up 4.6%, favorably impacted by a 1% reduction in same-store labor hours.
•Casey's will host an Investor Day on June 27, 2023 in New York City.

“Thanks to the hard work of our entire team, Casey's delivered another stellar quarter by driving inside gross profit while managing operating expenses efficiently,” said Darren Rebelez, President and CEO. “Inside same-store sales were spurred by grocery and general merchandise, notably non-alcoholic and alcoholic beverages, snacks, and candy. Prepared food and dispensed beverage performed well due to strong pizza slice and donut sales. The fuel team continues to strike the right balance between gallon volume and gross profit margin. Finally, I am very proud of the team's ability to continue to effectively manage operating expenses in a challenging inflationary period.”

Earnings

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Net income (in thousands)	$100,112	$64,024	$390,599	$280,014
Diluted earnings per share	$2.67	$1.71	$10.42	$7.50
Adjusted EBITDA (in thousands)	$222,913	$174,336	$792,418	$634,534

Net income, diluted EPS, and Adjusted EBITDA (reconciled later in the document), were up compared to the same period a year ago as higher profitability both inside the store and in fuel was partially offset by higher operating expenses due to operating 41 additional stores.

Inside

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Inside sales (in thousands)	$1,109,223	$1,025,398	$3,644,277	$3,308,311
Inside same-store sales	5.6%	7.6%	6.6%	7.1%
Grocery and general merchandise same-store sales	5.8%	7.7%	6.0%	7.1%
Prepared food and dispensed beverage same-store sales	5.0%	7.4%	7.9%	7.3%
Inside gross profit (in thousands)	$450,572	$403,837	$1,459,307	$1,330,789
Inside margin	40.6%	39.4%	40.0%	40.2%
Grocery and general merchandise margin	34.0%	32.0%	33.7%	32.8%
Prepared food and dispensed beverage margin	57.3%	58.0%	56.5%	59.9%

Total inside sales were up 8.2% for the quarter driven by strong performance in the grocery and general merchandise category, including non-alcoholic and alcoholic beverages, snacks and candy as well as pizza slices and donuts in the prepared food and dispensed beverage category. Inside margin was up 120 basis points compared to the same quarter a year ago. Grocery and general merchandise margin increased by approximately 200 basis points primarily due to a favorable mix shift to higher margin items like energy drinks and candy, as well as private label products, while higher prepared food and dispensed beverage ingredient costs, notably cheese, continued to pressure gross profit margin relative to the prior year. Prepared food and dispensed beverage margin did improve sequentially from the second quarter by approximately 60 basis points, and margin has improved sequentially each quarter throughout the fiscal year.

Fuel1

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Fuel gallons sold (in thousands)	644,940	621,770	2,036,450	1,958,061
Same-store gallons sold	(0.5)%	5.7%	(0.9)%	5.5%
Fuel gross profit (in thousands)	$262,573	$237,873	$855,167	$704,231
Fuel margin (cents per gallon, excluding credit card fees)	40.7 ¢	38.3 ¢	42.0 ¢	36.0 ¢

Total gallons increased 3.7% compared to the prior year due to the store count increase while same-store gallons sold were down 0.5% versus the prior year. The Company’s total fuel gross profit was up 10.4% versus the prior year, favorably impacted by higher fuel margin. The Company sold $2.9 million in renewable fuel credits (RINs) in the third quarter, a decrease of $7.3 million from the same quarter in the prior year.

Operating Expenses

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Operating expenses (in thousands)	$515,735	$490,997	$1,598,213	$1,470,569
Credit card fees (in thousands)	$54,032	$47,860	$181,727	$149,375
Same-store operating expense excluding credit card fees	4.6%	2.9%	2.8%	9.3%

Operating expenses increased approximately 5% during the third quarter. The approximate $15 million one-time benefit from a legal matter resolution reduced operating expenses by approximately 3%. Excluding that one-time event, operating expenses increased by approximately 8%. Over 2% of the increase is due to operating 41 more stores than prior year. Non-employee same-store operating expense contributed to 2% of the increase. Same-store employee expense made up approximately 1% of the increase, benefited by a 1% reduction in same-store hours.
1 Fuel category does not include wholesale fuel activity, which is included in Other.

Expansion

Store Count
Stores at 4/30/2022	2,452
New store construction	16
Acquisitions	12
Acquisitions not opened	(4)
Prior acquisitions opened	2
Closed	(6)
Stores at 1/31/2023	2,472

Liquidity
At January 31, 2023, the Company had approximately $876 million in available liquidity, consisting of approximately $413 million in cash and cash equivalents on hand and $463 million in available borrowing capacity on existing lines of credit.

Share Repurchase
The Company has $400 million remaining under its existing share repurchase authorization. There were no repurchases made against that authorization in the third quarter.

Dividend
At its February meeting, the Board of Directors voted to pay a quarterly dividend of $0.38 per share. The dividend is payable May 15, 2023 to shareholders of record on May 1, 2023.

Fiscal 2023 Outlook
The Company is modifying its fiscal 2023 outlook. The Company now expects same-store inside sales growth to be approximately 6% to 7%. The Company now expects same-store fuel gallons to be down 1% to up 1%.

The Company is not updating its outlook for the following metrics. Inside margin is expected to be approximately 40%. Total operating expense increase, excluding the one-time benefit received this quarter, is expected to be near the low end of the annual range of approximately 9% to 10%. The Company expects to add approximately 80 stores in fiscal 2023, and expects to exceed our stated three year commitment of 345 units. Interest expense is expected to be approximately $55 million. Depreciation and amortization is expected to be approximately $320 million and the purchase of property plant and equipment is expected to be approximately $450 to $500 million, including approximately $135 million in one-time store remodel costs for recently acquired stores. The tax rate is expected to be between approximately 24% and 25% for the year.

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Total revenue	$3,332,555	$3,048,717	$11,765,774	$9,493,652
Cost of goods sold (exclusive of depreciation and amortization, shown separately below)	2,595,093	2,384,222	9,381,120	7,387,680
Operating expenses	515,735	490,997	1,598,213	1,470,569
Depreciation and amortization	78,088	75,529	232,500	225,675
Interest, net	11,697	14,431	39,015	41,681
Income before income taxes	131,942	83,538	514,926	368,047
Federal and state income taxes	31,830	19,514	124,327	88,033
Net income	$100,112	$64,024	$390,599	$280,014
Net income per common share
Basic	$2.69	$1.72	$10.48	$7.54
Diluted	$2.67	$1.71	$10.42	$7.50
Basic weighted average shares	37,281,103	37,169,213	37,261,049	37,154,883
Plus effect of stock compensation	283,448	197,370	240,459	197,370
Diluted weighted average shares	37,564,551	37,366,583	37,501,508	37,352,253

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	January 31, 2023	April 30, 2022
Assets
Current assets
Cash and cash equivalents	$413,199	$158,878
Receivables	127,328	108,028
Inventories	387,136	396,199
Prepaid expenses	24,430	17,859
Income taxes receivable	6,111	44,071
Total current assets	958,204	725,035
Other assets, net of amortization	188,803	187,219
Goodwill	614,212	612,934
Property and equipment, net of accumulated depreciation of $2,597,268 at January 31, 2023 and $2,425,709 at April 30, 2022	4,079,398	3,980,542
Total assets	$5,840,617	$5,505,730
Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt and finance lease obligations	$37,727	$24,466
Accounts payable	518,250	588,783
Accrued expenses	313,832	291,429
Total current liabilities	869,809	904,678
Long-term debt and finance lease obligations, net of current maturities	1,634,500	1,663,403
Deferred income taxes	544,988	520,472
Deferred compensation	11,843	12,746
Insurance accruals, net of current portion	31,298	27,957
Other long-term liabilities	141,397	135,636
Total liabilities	3,233,835	3,264,892
Total shareholders’ equity	2,606,782	2,240,838
Total liabilities and shareholders’ equity	$5,840,617	$5,505,730

Casey’s General Stores, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Nine months ended January 31,
	2023	2022
Cash flows from operating activities:
Net income	$390,599	$280,014
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	232,500	225,675
Amortization of debt issuance costs	1,036	1,112
Share-based compensation	34,741	29,382
Loss (gain) on disposal of assets and impairment charges	5,977	(869)
Deferred income taxes	24,516	56,967
Changes in assets and liabilities:
Receivables	(19,300)	(10,006)
Inventories	9,896	(33,579)
Prepaid expenses	(6,571)	(9,444)
Accounts payable	(100,714)	(12,910)
Accrued expenses	20,869	25,543
Income taxes	39,548	263
Other, net	3,496	(15,607)
Net cash provided by operating activities	636,593	536,541
Cash flows from investing activities:
Purchase of property and equipment	(301,298)	(228,208)
Payments for acquisition of businesses, net of cash acquired	(13,202)	(863,371)
Proceeds from sales of assets	13,551	26,504
Net cash used in investing activities	(300,949)	(1,065,075)
Cash flows from financing activities:
Proceeds from long-term debt	—	450,000
Payments of long-term debt	(23,563)	(14,226)
Payments of debt issuance costs	—	(1,149)
Proceeds from exercise of stock options	—	133
Payments of cash dividends	(41,456)	(38,223)
Tax withholdings on employee share-based awards	(16,304)	(17,625)
Net cash (used in) provided by financing activities	(81,323)	378,910

Net increase (decrease) in cash and cash equivalents	254,321	(149,624)
Cash and cash equivalents at beginning of the period	158,878	336,545
Cash and cash equivalents at end of the period	$413,199	$186,921
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION

	Nine months ended January 31,
	2023	2022
Cash paid during the period for:
Interest, net of amount capitalized	$37,765	$34,800
Income taxes, net	56,289	27,387
Noncash investing and financing activities:
Purchased property and equipment in accounts payable	76,840	38,751
Right-of-use assets obtained in exchange for new finance lease liabilities	6,909	49,259
Right-of-use assets obtained in exchange for new operating lease liabilities	13,485	79,867

Summary by Category (Amounts in thousands)
Three months ended January 31, 2023	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$2,157,233	$795,699	$313,524	$66,099	$3,332,555
Gross profit	$262,573	$270,925	$179,647	$24,317	$737,462
	12.2%	34.0%	57.3%	36.8%	22.1%
Fuel gallons sold	644,940
Three months ended January 31, 2022
Revenue	$1,951,422	$732,514	$292,884	$71,897	$3,048,717
Gross profit	$237,873	$234,064	$169,773	$22,785	$664,495
	12.2%	32.0%	58.0%	31.7%	21.8%
Fuel gallons sold	621,770

Summary by Category (Amounts in thousands)
Nine Months Ended January 31, 2023	Fuel	Grocery & General Merchandise	Prepared Food & Dispensed Beverage	Other	Total
Revenue	$7,889,495	$2,635,939	$1,008,338	$232,002	$11,765,774
Gross profit	$855,167	$889,482	$569,825	$70,180	$2,384,654
	10.8%	33.7%	56.5%	30.2%	20.3%
Fuel gallons sold	2,036,450
Nine Months Ended January 31, 2022
Revenue	$5,967,408	$2,397,483	$910,828	$217,933	$9,493,652
Gross profit	$704,231	$785,412	$545,377	$70,952	$2,105,972
	11.8%	32.8%	59.9%	32.6%	22.2%
Fuel gallons sold	1,958,061

Fuel Gallons						Fuel Margin
Same-store Sales						(Cents per gallon, excluding credit card fees)
	Q1	Q2	Q3	Q4	Fiscal Year		Q1		Q2		Q3		Q4		Fiscal Year
F2023	(2.3)%	0.3%	(0.5)%	—	—	F2023	44.7	¢	40.5	¢	40.7	¢	—		—
F2022	9.0	2.5	5.7	1.5%	4.4%	F2022	35.1		34.7		38.3		36.2	¢	36.0	¢
F2021	(14.6)	(8.6)	(12.1)	6.4	(8.1)	F2021	38.2		35.3		32.9		33.0		34.9

Grocery & General Merchandise						Grocery & General Merchandise
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2023	5.5%	6.9%	5.8%	—	—	F2023	33.9%	33.3%	34.0%	—	—
F2022	7.0	6.8	7.7	4.3%	6.3%	F2022	33.0	33.3	32.0	32.5%	32.7%
F2021	3.6	6.6	5.4	12.5	6.6	F2021	32.2	33.3	30.7	31.8	32.0

Prepared Food & Dispensed Beverage						Prepared Food & Dispensed Beverage
Same-store Sales						Margin
	Q1	Q2	Q3	Q4	Fiscal Year		Q1	Q2	Q3	Q4	Fiscal Year
F2023	8.4%	10.5%	5.0%	—	—	F2023	55.6%	56.7%	57.3%	—	—
F2022	10.8	4.1	7.4	7.6%	7.4%	F2022	61.0	60.6	58.0	56.9%	59.2%
F2021	(9.8)	(3.6)	(5.0)	13.4	(2.1)	F2021	59.7	60.1	60.6	60.1	60.1

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
We define EBITDA as net income before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding the gain or loss on disposal of assets as well as impairment charges. Neither EBITDA nor Adjusted EBITDA are considered GAAP measures, and should not be considered as a substitute for net income, cash flows from operating activities or other income or cash flow statement data. These measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. We strongly encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
We believe EBITDA and Adjusted EBITDA are useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by the Company for internal purposes including our capital budgeting process, evaluating acquisition targets, assessing performance, and awarding incentive compensation.
Because non-GAAP financial measures are not standardized, EBITDA and Adjusted EBITDA, as defined by us, may not be comparable to similarly titled measures reported by other companies. It therefore may not be possible to compare our use of these non-GAAP financial measures with those used by other companies.
The following table contains a reconciliation of net income to EBITDA and Adjusted EBITDA for the three and nine months ended January 31, 2023 and 2022:

(in thousands)	Three Months Ended January 31,		Nine Months Ended January 31,
	2023	2022	2023	2022
Net income	$100,112	$64,024	$390,599	$280,014
Interest, net	11,697	14,431	39,015	41,681
Federal and state income taxes	31,830	19,514	124,327	88,033
Depreciation and amortization	78,088	75,529	232,500	225,675
EBITDA	221,727	173,498	786,441	635,403
Loss (gain) on disposal of assets and impairment charges	1,186	838	5,977	(869)
Adjusted EBITDA	$222,913	$174,336	$792,418	$634,534
NOTES:
•Gross Profit is defined as revenue less cost of goods sold (exclusive of depreciation and amortization)
•Inside is defined as the combination of Grocery and General Merchandise and Prepared Food and Dispensed Beverage
This release contains statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including those related to expectations for future periods, possible or assumed future results of operations, financial conditions, liquidity and related sources or needs, business and/or integration strategies, plans and synergies, supply chain, growth opportunities, performance at our stores. There are a number of known and unknown risks, uncertainties, and other factors that may cause our actual results to differ materially from any results expressed or implied by these forward-looking statements, including but not limited to the execution of our strategic plan, the integration and financial performance of acquired stores, wholesale fuel, inventory and ingredient costs, distribution challenges and disruptions, the impact and duration of COVID-19 and related governmental actions, the impact and duration of the conflict in Ukraine or other geopolitical disruptions, as well as other risks, uncertainties and factors which are described in the Company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as filed with the Securities and Exchange Commission and available on our website. Any forward-looking statements contained in this release represent our current views as of the date of this release with respect to future events, and Casey’s disclaims any intention or obligation to update or revise any forward-looking statements in the release whether as a result of new information, future events, or otherwise.

Corporate information is available at this website: https://www.caseys.com. Earnings will be reported during a conference call on March 8, 2023. The call will be broadcast live over the Internet at 7:30 a.m. CST. To access the call, go to the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx.  No access code is required. A webcast replay of the call will remain available in an archived format on the Events and Presentations section of our website at https://investor.caseys.com/events-and-presentations/default.aspx for one year after the call.

Investor Relations Contact:	Media Relations Contact:
Brian Johnson (515) 965-6587	Katie Petru (515) 446-6772